                                                                      Exhibit 67





                                 OLIMPIA S.P.A.



                                       AND



                     BANCA MONTE DEI PASCHI DI SIENA S.P.A.







                               FINANCING CONTRACT

                              for Euro 600,000,000

                             signed on June 28, 2005

                                TABLE OF CONTENTS

1.    ADDENDA, DEFINITIONS AND REFERENCES....................................................................1

2.    FINANCING..............................................................................................9

3.    PURPOSE...............................................................................................10

4.    CONDITIONS PRECEDENT..................................................................................10

5.    USE OF THE FINANCING..................................................................................11

6.    REIMBURSEMENT ON THE DUE DATE.........................................................................12

7.    PREPAYMENT, CANCELLATION AND COLLATERAL...............................................................13

8.    INTEREST..............................................................................................17

9.    INTEREST PERIODS......................................................................................19

10.      ALTERNATIVE RATES..................................................................................19

11.      TAXES..............................................................................................20

12.      INCREASED COSTS....................................................................................22

13.      MITIGATION.........................................................................................23

14.      PAYMENTS...........................................................................................23

15.      REPRESENTATIONS....................................................................................24

16.      INFORMATION COVENANTS..............................................................................25

17.      FINANCIAL COVENANTS................................................................................27

18.      GENERAL COMMITMENTS................................................................................27

19.      EVENTS OF DEFAULT..................................................................................28

20.      PROOF AND CALCULATIONS.............................................................................31

21.      COMMISSIONS........................................................................................32

22.      INDEMNITIES AND BREAK COSTS........................................................................32

23.      HEDGING............................................................................................33

24.      COSTS AND EXPENSES.................................................................................33

25.      AMENDMENTS AND WAIVERS.............................................................................33

26.      TRANSFERS AND ASSIGNMENTS..........................................................................34


27.      LENDER'S OBLIGATION................................................................................34

28.      CONFIDENTIALITY....................................................................................35

29.      SEVERABILITY.......................................................................................36

30.      COMMUNICATIONS.....................................................................................36

31.      LANGUAGE...........................................................................................37

32.      GOVERNING LAW......................................................................................37

33.      CHOICE OF JURISDICTION.............................................................................37

BY THIS CONTRACT, on June 28, 2005

BETWEEN

(1) OLIMPIA S.p.A., a company incorporated in Italy, with registered office in Milan, Viale Sarca 222, with capital of Euro 4,630,233,510.00 tax code and registration number in the Register of Companies of Milan under No. 03232190961 (the "Company");

(2) Banca Monte dei Paschi di Siena S.p.A., an Italian company with registered office in Siena, Piazza Salimbeni, 3 capital Euro 1,935,272,832.00 fully paid-in, Tax Code No. 00884060526 and registration number with the Register of Companies of Siena No. 9782, ("MPS");

IT IS AGREED AND DECIDED as follows:

1.       ADDENDA, DEFINITIONS AND REFERENCES

1.1      Addenda

         The Addenda are an integral and substantial part of this contract

1.2      Definitions

         In this contract, the following expressions will have the meanings given to them below:

         "Disbursement Agency" means the branch of the Bank through which the Bank disposes the Drawdowns pursuant to this contract.

         "TI Shares" means common shares issued by Telecom Italia S.p.A. with voting right.

         "Bank" means MPS and all its assignees, particular or universal, or beneficiary.

         "Reference Banks" means the Bank, S. Paolo IMI, Societe Generale - Branch of Milan and JP Morgan Chase Bank - Branch of Milan and any other bank or financial institution named as such by the Bank pursuant to this contract.

         "Original Balance Sheets" means the certified annual balance sheet of the Company for the fiscal year ended December 31, 2004.

         "Event of Default" means each of the facts and circumstances described in Article 19 (Events of Default) of this contract.

         "Conformity Certificate" means a certificate substantially in the form of Addendum C (Model of Conformity Certificate) indicating the calculations of the Financial covenants.

         "Release Certificate" means a certificate signed and delivered by the Company substantially in the form in Addendum E (Model of Certificate of Release).

         "Authorized Assignee" means:

         (a) in the case of Pirelli & C. S.p.A. or any Authorized Assignee of Pirelli & C. S.p.A., any Subsidiary of Pirelli & C. S.p.A.; and

         (b) in the case of Edizione Holding S.p.A. or any Authorized Assignee of Edizione Holding S.p.A., any Subsidiary of Edizione Holding S.p.A.

         "Related company" means a Subsidiary or Parent Company of a person or of any other Subsidiary of such Parent Company.

         "Cash" means money in cash, including the money deposited in a bank checking account, which is not subject to a Security Interest, with the exception of a Security Interest in the sense of a Guarantee Contract.

         "Guarantee Contracts" means all guarantee contracts listed in Addendum D (Guarantee Contracts ) and any other guarantee contract requested to be stipulated pursuant to this contract.

         "Parent Company" means, in reference to a company, a person who owns directly or indirectly more than 50 percent of the voting shares of capital in the shareholders' meeting of such company.

         "Subsidiary" means a company controlled directly or indirectly by a person or which holds directly or indirectly more than 50 percent of the voting shares of stock in the shareholders' meeting of such company.

         "Break Costs" means the amount the Bank has the right to receive under
         Article 22.2 as compensation if any part of a Drawdown or the Drawdown itself is prepaid or reimbursed on a date other than the Due Date.

         "Calculation Date" means the first Business Day of each month following the Stipulation Date.

         "Closing Date" means the date in which the first Drawdown of the Financing is disbursed.

         "Disbursement Date" indicates, in connection with every Drawdown:

         (a) before the disbursement, the date indicated by the Company in the Drawdown Request;

         (b) after the disbursement, the date the amount of the Drawdown has been paid to the Company; or,

         (c)      in the event of missed disbursement, no date.

         "Due Date" means the last day of the Interest Period concerning each Drawdown.

         "Final Due Date" means the date falling 7 (seven) years from the Stipulation Date.

         "Stipulation Date" means the date this contract was signed.

         "TARGET Date" indicates a day in which the "Trans-European Automated Real-time Gross Settlement Express Transfer" is open for settlement of payments in euro.

         "Cash Deposits" means the time deposits of cash for a period not exceeding 90 days with a bank or financial institution with short-term rating equal to at least A2 of Standard and Poor's Corporation or P2 granted by Moody's Investors Service, Inc. and for which the Company is the exclusive beneficiary, provided the cash is not subject to a Security Interest, with the exception of a Security Interest pursuant to a Guarantee Contract.

         "Repeating Representations" indicates the declarations that must be repeated pursuant to Clause 15.8 (Renewal of the Declarations).

         "Security Interest" indicates any mortgage, pledge, lien or encumbrance or other real Security Interest guaranteeing the obligations of any person.

         "Edizione Holding S.p.A." means Edizione Holding S.p.A. with registered office at Cal Maggiore 23, 31100 Treviso, Italy.

         "Material Adverse Effect" means a Material Adverse Effect on the financial position of the Company which will cause the Company to be unable to perform its payment obligations pursuant to this contract.

         "Cash Equivalent" indicates Cash, Cash Deposits and/or Marketable Securities.

         "EURIBOR" indicates, concerning an Interest Payment of a Drawdown or another amount owed:

         (a)      the applicable Screen Rate; or

         (b) if no Screen Rate is available in connection with the Interest Period for that Drawdown or amount owed, the arithmetic mean (rounded up to four decimals after the point) of the rates, provided to the Bank at its request, offered by the Reference Banks to primary banks in the European interbank market, at 11:00 AM (Milan time) on the Rate Fixation Day of the offer for deposits in Euro for a period similar to said Interest Period.

         "Financing" means the opening of "revolving" credit in Euro granted by the Bank to the Company pursuant to this contract within the limits of the Maximum Amount.

         "GAAP" indicates the account in principles issued in Italy by the Consiglio Nazionale dei Dottori Commercialisti e dei Ragionieri (Accountants Association) or in the absence thereof, the accounting principles issued by the International Accounting Standards Board or any other accounting principle generally admitted in Italy.

         "Collateral" are the TI Shares, the TI Convertible Bonds, the TI Warrants and/or the Cash Equivalents given in guarantee pursuant to the Guarantee Contracts.

         "Day of Rate Fixing" means the second TARGET Date prior to the first day of an Interest Period.

         "Negotiation Day" means a date on which the Stock Exchange of Milan is open for trading.

         "Business Day" means any day (excluding Saturday and Sunday) in which the banks operating in Milan are open for business.

         "Holinvest" means Holinvest S.p.A. with registered office at Corso Zanardelli 32, 25100 Brescia, Italy.

         "Hopa" means Hopa S.p.A. with registered office at Corso Zanardelli 32, 25100 Brescia, Italy.

         "Financing Commitment" means the commitment of the Bank to grant financing within the limits of the Maximum Amount.

         "Maximum Amount" means Euro 600,000,000.00 (six hundred million/00), or the amount possibly reduced pursuant to Article 7.

         "Substitution Tax" means the substitution tax referred to in art. 15 et seq. of the Presidential Decree No. 601 of September 29, 1973.

         "Financial Indebtedness" means, avoiding duplications in calculations and excluding the shareholders' loans, any indebtedness of the Company in reference to:

         (a)      borrowed money;

         (b) any amount raised pursuant to the issue of bonds, notes, debenture, loan stocks;

         (c) the amount of any liability in respecyt of any lease or hire purchase contract which, according to GAAP, would be treated as a financial or capital lease;

         (d) any derivative transaction not entered into in connection with hedging strategy of the Company (and when calculating the value of any derivative transaction only the marked to market value shall be taken into account);

         (e) receivables sold or discounted (to the extent that they are assigned or discounted on a non-recourse basis);

         (f) any amount raised under any other transaction required by GAAP to be shown as borrowing in the annual balance sheet of the Company; and

         (g)      financial Collateral.

         "Margin" indicates the annual rate determined pursuant to Article 8.3 (Margin).

         "TI Convertible Bonds" means debt securities issued by Telecom Italia S.p.A. and listed on the Stock Exchange of Milan, freely convertible to common shares of Telecom Italia, S.p.A.

         "Tax Payment" means a payment by the Company to the Bank concerning a Tax Withholding or under any reimbursement by the Company in reference to a Rate pursuant to this contract.

         "Party" means a party to this contract.

         "Olimpia's Shareholders Agreements" means the Shareholders Agreements signed between the Company, Pirelli S.p.A. (now Pirelli & Co. S.p.A.), Edizione Finance International S.A., Edizione Holding S.p.A., Banca Intesa, S.p.A., UniCredito Italiano S.p.A. and Olimpia dated February 21, 2003 as subsequently amended and expanded on January 23, 2004 and December 7, 2004, including any amendments made before the final due date.

         "Interest Period" means the period of calculation and maturing of interest, as determined pursuant to article 9 of this contract.

         "Drawdown Period" means the period between the stipulation date and the final due date.

         "Pirelli & C. S.p.A." means Pirelli & C. S.p.A. with registered office at via G. Negri 10, 20123 Milan, Italy.

         "Net Financial Position" means the amount indicated as "posizione finanziaria netta" in the annual balance sheet of the company, determined according to GAAP valid in December, 2004.

         "Drawdown Request" means the communication of the company to the bank in the form in Addendum B (Model of Drawdown Request) by which the company requests the disbursement of a drawdown pursuant to this Contract.

         "Authorized Representative" means each subject authorized to validly sign this contract and the drawdown requests on behalf of the company, found in the list in point 3, Addendum A, as possibly completed and/or modified from time to time by written communication from the company to the bank. The inclusion in this list, or such subsequent communications signed by a subject who, in turn, is an Authorized Representative, will release the bank from any obligation to verify the powers of such new Authorized Representative and the bank may validly rely on the legitimacy of such subject to bind the company pursuant to this contract.

         "Tax Withholding" means a deduction or withholding for, or related to, a Rate in connection with a payment pursuant to this contract.

         "Demerger" means a Demerger or direct assignment to or acquisition by Hopa or one of Hopa's related Companies of a percentage of assets and liabilities of the Company equal to the total stake held by Hopa and/or by any of Hopa's Subsidiaries in the Company at the time, as indicated in Olimpia's Shareholders Agreements.

         "Screen Rate" means for Euribor the annual percentage determined at 11:00 AM (Central European Time) by the Euribor Panel Steering Committee, and seen on the ATICFREX06 Reuters page, and, if this page is not available, on the Telerate Screen on page 248. If the pertinent pages are replaced or the service stops being available, the Bank (by agreement with the Company, acting reasonably) may indicate another or another service to see the appropriate rate. If no page or service shows an appropriate rate or if an agreement is not reached within 3 Business Days, the rate will be defined by the Reference Banks.

         "Participating Member States" means a Member State of the European Community, which adopts or has adopted the Euro as its legal currency according to the rules of the European Community for the Economic and Monetary Unit.

         "Rate" means any rate, tax (except for the company's income tax) or other charge or withholding of a similar nature (including any surcharge or interest payable in connection with any missed payment or delay in payment thereof).

         "Telecom Italia S.p.A." means Telecom Italia S.p.A. with registered office in Piazza Affari 2, 20123 Milan, Italy.

         "Marketable Securities" means debt securities in Euro issued or guaranteed by the government or by the central banks of the United States, Japan, Germany, United Kingdom, Italy, Canada or France, convertible in any other form of securities, with rating of no less than AA (according to Standard & Poor's Rating Services) or equivalent, with a maturity not exceeding 12 months and which are not subject to any Security Interest except for a Security Interest pursuant to a Guarantee Contract.

         "Total ongoing Drawdowns" indicates at any time the sum of all ongoing Drawdowns.

         "Drawdown" means each disbursement of the credit granted by the Financing, which the Company may request in the Drawdown Period by the message indicated in this contract.

         "Rollover Drawdown" means one or several Drawdowns:

         (a) granted or to be granted the same day in which a Drawdown maturing must be reimbursed;

         (b) the total amount equal to or lower than the amount of the maturing Drawdown; and

         (c)      granted or to be granted in order to refinance a maturing
                  Drawdown.

         "Value of the Collateral" indicates the total value of the TI Shares, of the TI Convertible Bonds, of the TI Warrants and of the Cash Equivalents granted as guarantee from time to time in favor of the Bank pursuant to the terms of a Guarantee Contract. This total value will be calculated as follows:

         (a) the value of the TI Shares will be determined monthly on the Calculation Date of the Bank with reference to the average of the official price of the Telecom Italia S.p.A. common shares on the Stock Exchange of Milan in the preceding 25 consecutive Trading Days;

         (b) the value of the TI Convertible Bonds will be determined monthly on the Calculation Date of the Bank with reference to the average of the official price of the TI Convertible Bonds on the Stock Exchange of Milan in the preceding 25 consecutive Business Days;

         (c) the value of the TI Warrants will be determined monthly on the Calculation Date of the Bank with reference to the average of the official price of the TI Warrants on the Stock Exchange of Milan in the preceding 25 consecutive Business Days;

         (d) the value of the Marketable Securities will be determined monthly on the Calculation Date of the Bank with reference to the average of the official price of each Negotiable Security on the relevant Italian market in the preceding 25 consecutive Business Days; and

         (e) the value of the Cash and Cash Deposits will be calculated with reference to the amount of the capital line of Cash and Cash Deposits plus interest matured, calculated in all events as of the Calculation Date, it is, however, understood that (i) in the case of a suspension of the trading of a security ("Suspended Security") not exceeding seven Trading Days or Business Days, as the case may be, and consequently of the official price for the previous 25 consecutive Trading Days, or in the case of Paragraph (d) above, Business Days, is not available, the value of the Suspended Security in connection with the respective Calculation Date will be calculated with reference to the last 25 Trading Days or Business Days (as the case may be) in which the Suspended Security was not suspended from trading; or (ii) if the suspension of the trading of a Suspended Security exceeds seven Trading Days or Business Days, as the case may be, the value of the Suspended Security will be calculated by an independent expert appointed by the Bank after consultation with the Company.

         "VTL" means on any date the percentage determined by the following formula:

                                            VG
                                     _________ x 100

                                            TU

         where:

         VG: means the Value of the Collateral posted in favor of the Bank pursuant to the Guarantee Contracts on that date, taking into account any addition or release of a Guarantee according to each Guarantee Contract as of said date; and TU: The Total Drawdowns existing on that date also taking into account any Drawdown to be disbursed on that date and any reimbursement and prepayment to be made on that date with the understanding that, according to the Release Coverage Agreement (as defined in Article 27 of this Contract) the TU will be equal to the Total ongoing Drawdowns net of the Transferred Debt (as defined in the aforementioned Article).

         "TI Warrant" means options for the acquisition or subscription of common shares of Telecom Italia S.p.A. listed on the Stock Exchange of Milan.

1.3      References

         (a) In this contract, unless a contrary intent is obvious, every reference to:

                  (i) an Article, a Paragraph, a Subparagraph or Addendum must be understood a reference to an article, paragraph or addendum of this contract;

                  (ii) authorization must be understood as a reference to an authorization, consensus, permission, approval, decision, license, exemption or registration;

                  (iii) goods must mean those referring to property, income and rights considered as goods pursuant to GAAP;

                  (iv) a consultation obligation must be understood as an obligation to inform and discuss, but in any case it will not imply that any decision to be made after the consultation is subject to approval or agreement;

                  (v) A contract act or document must be understood as a reference to a contract act or document as subsequently amended or expanded;

                  (vi) indebtedness must be understood as an unconditional obligation (both assumed as a main obligation and as guarantee) to pay or reimburse money following a loan;

                  (vii) an ongoing Event of Default must be understood as a reference to a Event of Default that has not been remedied or concerning which no waiver has been made.

                  (viii) A law or regulation, regulatory provision must be understood as a reference to such law or regulation, regulatory provision as subsequently amended or expanded;

                  (ix) an hour of the day must be understood as a reference to Milan time;

                  (x) a Party or any other person must be understood as a reference to their successors, beneficiaries and assigns as well;

                  (xi) a person must be understood as reference to an individual, firm, company, artificial person, association or entity without juridical personality (including an association, trust administration, joint venture or consortium), government, State, agency, organization or other entity with or without separate legal personality;

                  (xii) a regulation must be understood as a reference to any regulation, directive, from any government, intergovernmental or supranational entity, agency, department or regulatory office or another authority or organization;

                  (xiii) requisites for client identification must be understood as a reference to the identification controls the Bank must do in order to respect its obligations pursuant to any law or regulation applicable for the identification of a person who is (or is about to become) its client; and

                  (xiv) a currency must be understood as a reference to the currency at the time constituting legal tender in the country in question.

         (b) Except if the intent to the contrary is obvious, the reference to a month, months, is a reference to a period starting on a date in a calendar month and ends on the numerically correspondent date of the following calendar month or the calendar month in which it must end, with the following exceptions:

                  (i) if the numerically corresponding date is not a Business Day, the period will be considered ended on the subsequent Business Day of the same month (if there is one) or the preceding Business Day (if there is none);

                  (ii) if in the month in question there is no numerically corresponding date, the period will be considered ended the last Business Day of said month; and

         (c) notwithstanding the above paragraph, a period starting on the last Business Day of a month will end on the last Business Day of the subsequent month or calendar month in which it must end, as the case may be.

         (d)      Unless the intent to the contrary is obvious:

                  (i) the reference to a Party will not include such Party if it has stopped being a Party to this contract; and

                  (ii) any obligation of the Company pursuant to this contract, which is not a payment obligation, will remain valid as long as payment obligations pursuant to this contract for the Company subsist or may arise.

         (e) The headings of the Articles were included exclusively for easy consultation, but must not be understood as valid provisions and must not be taken into consideration for the interpretation hereof.

2.       FINANCING

2.1      Financing

         Subject to the terms and conditions hereof the Bank grants to the Company, which accepts, the financing in the total Maximum Amount in capital line, equal to the Maximum Amount to be drawdown during the drawdown period in the terms and with the limits hereunder.

2.2      Additional Drawdowns

Any amount of a Drawdown reimbursed:

         (a) in advance, pursuant to Article 7.3 (Mandatory Prepayment - Change of Control), but only to the extent that (i) the prepayment obligation has appeared as a consequence of one of the events indicated in Paragraphs 7.3 (a)(i), 7.3 (a)(ii) and
                  7.3 (a)(iii); and (ii) such event was remedied and (iii) the remedy was adopted within three months from the event in question; or

         (b) early pursuant to Article 7.4 (Mandatory Prepayment for Insufficient Guarantee); or

         (c)      early pursuant to Article 7.5 (Voluntary Prepayment); or

         (d) the last day of its Interest Period - except to the extent that it was refinanced by a Rollover Drawdown or as a consequence of a Mandatory Prepayment pursuant to Clause 7.1 (Mandatory Prepayment - Illegality)(Bank), 7.2 (Mandatory Prepayment - Illegality) (Company) or 7.3 (Mandatory Prepayment - Change of Control) (except under the aforementioned circumstances);

         can be granted again on loan (subject to the conditions precedent of the drawdown indicated in this contract and provided the amount granted again on loan does not exceed the amount prepaid or with Mandatory Prepayment in full or in part at any time until the Final Due Date, inclusive (depending on the Interest Period selected of one, two, three or six months or any other period agreed upon between the Company and the Bank, but always provided such period does not end after the Final Due Date).

3.       PURPOSE

3.1      Purpose

         The proceeds arising from the drawdown of the Financing will be used exclusively: (i) to refinance the indebtedness of the Company or, at the choice of the Company, (ii) for the regular activity of the Company.

3.2      Absence of control obligations

         The Bank is not obligated to control or verify that the use of the Financing by the Company is as indicated in Article 3.1 above.

4.       CONDITIONS PRECEDENT

4.1      Conditions precedent for the validity of the contract

         Without prejudice to the content of the subsequent paragraphs of this
         Article 4, the validity of this contract is conditioned, besides the absence of Events of Default, by the communication to the Company by the Bank of having received all the documents indicated in Addendum A (Conditions precedent - Documents) in form and content considered reasonably satisfactory for the Bank itself. As soon as it considers itself satisfied with the documents received, the Bank must timely communicate it to the Company.

4.2      Conditions precedent concerning the first Drawdown

         Without prejudice to art. 4.1 above, the obligation of the Bank to disburse the first Drawdown conditioned by the occurrence of the following circumstances:

         (a) the Guarantee Contracts listed in Addendum D (Guarantee Contracts) must be signed by the Closing Date (inclusive);

         (b) the VTL on the Disbursement Date of the first Drawdown is equal to or higher than 100 percent; and

         (c) the Bank has received a Drawdown Request, duly filled out in the terms and conditions indicated in Article 5 below.

4.3 Conditions precedent concerning Drawdowns to be disbursed after October 6, 2007

         Without prejudice to Article 4.1 above, the obligation of the Bank to disburse each Drawdown to be disbursed after October 6, 2007 (inclusive) is also conditioned on the occurrence of the following circumstances:

         (a) the Guarantee Contracts listed in Addendum D (Guarantee Contracts) are valid and efficient;

         (b) the VTL on the Disbursement Date of such Drawdown is equal to or higher than 105 percent; and

         (c) the Bank has received a Drawdown Request, duly filled out in the terms and conditions indicated in Article 5 below.

4.4      Additional conditions precedent

         Except as indicated in Articles 4.1, 4.2 and 4.3 above, the obligation of the Bank to disburse any Drawdown is also conditioned on the occurrence of the following circumstances:

         (a) both on the date of the Drawdown Request and on the Disbursement Date of the Drawdown;

                  (i) each of the declarations and Collateral issued pursuant to Article 15 hereof is correct in its substantial aspects; and

                  (ii) there is no ongoing substantial event of default, nor can there be an Event of Default as a consequence of disbursement of the Drawdown.

4.5      Maximum number of Drawdowns

         The Company may not file a Drawdown Request if as a consequence of such Drawdown Request, 15 or more Drawdowns are ongoing.

5.       USE OF THE FINANCING

5.1      Delivery of the Drawdown Requests

         (a) The Company may use the Financing in several installments during the Drawdown period by sending to the Bank a Drawdown request duly filled out and signed by an Authorized Representative.

         (b) Except if otherwise agreed with the Bank, each Drawdown Request must be received by the Bank at least one Business Day before (by 3:00 PM) the Rate Fixation Date.

         (c) Each Drawdown Request, after being received by the Bank, must be considered irrevocable.

5.2      Preparation of Drawdown Request

         A Drawdown Request will be considered duly filled out only provided that:

         (a) the Disbursement Date indicated in the Drawdown Request is a Business Day which:

                  (i) in the case of a Drawdown other than a Rollover Drawdown, falls within the applicable Drawdown Period or as granted in Article 2.2 (Additional Drawdowns) and;

                  (ii) in the case of a Rollover Drawdown, it falls before the Final Due Date;

         (b)      the amount of the Drawdown requested is:

                  (i) equal as a minimum to Euro 10,000,000.00 (ten million/00); or

                  (ii) equal to the maximum unused amount available of the Financing as of the Indicated Disbursement Date; or

                  (iii)    any other amount agreed upon with the Bank; and

         (c) the Interest Period proposed is according to that established hereunder.

         The Company may request the disbursement of a single Drawdown in each Drawdown Request.

6.       REIMBURSEMENT ON THE DUE DATE

         6.1 The Company must reimburse in full each Drawdown, together with the respective matured interested on the respective Due Date.

6.2 Subject to the other terms hereof, the amounts of the Drawdowns reimbursed as indicated in the previous Paragraph may be subsequently reused by the company according to the terms and conditions hereof.

6.3 Without any prejudice to the obligation of the Company to reimburse the entire amount of each Drawdown on the respective Due Date, on each date a Rollover Drawdown is used by the Company, the amount of the Drawdown to be reimbursed will be offset against the amount to be used by the Company on that date so that the amount actually to be reimbursed by the Company or, as the case may be, the amount the Bank must actually disburse to the Company will be equal to the difference.

6.4 All amounts to be reimbursed in connection with the financing must be reimbursed in full on the final due date and, as of that date, they may not be reused again.

7.       PREPAYMENT, CANCELLATION AND COLLATERAL

7.1      Mandatory Prepayment - Illegality (Bank)

         (a) The Bank must promptly inform the Company if it becomes illegal for the Bank (under regulatory provisions, regulations or orders of authorities binding for the Bank) to comply with its obligations hereunder.

         (b)      After the communication in the Paragraph above:

                  (i) the Company must reimburse or prepay to the Bank the Entire ongoing Drawdowns on the date indicated in Paragraph 7.1(c) below; and

                  (ii) the Financing will be immediately and fully cancelled.

         (c) The reimbursement or prepayment date of each drawdown will be as follows:

                  (i) the last day of the Interest Period concerning the Drawdown; or

                  (ii) if prior, and in the absence of agreements to the contrary between the Company and the Bank, the date specified by the Bank in the communication indicated in Paragraph 7.1(a) above, which date however may not precede on the last day of any period of grace mandated by regulations or provisions.

7.2      Mandatory Prepayment - Illegality (Company)

         In the event that:

         (a) it becomes illegal for the Company to comply with any of its obligations hereunder; or

         (b) this contract is not efficient because of its terms and conditions or the Company declares in writing that this contract is inefficient for any reason;

         the Total Ongoing Drawdowns will become immediately payable and the Company must reimburse the Ongoing Drawdowns in full before its compliance with any of its obligations hereunder becomes illegal or this contract becomes inefficient. The Financing will therefore be immediately cancelled in full.

7.3      Mandatory Prepayment - Change of Control

         (a)      For the purposes of this Article 7.3:

                  a change of control takes place if:

                  (i) Pirelli & C. S.p.A. and/or Edizione Holding S.p.A. and/or any Authorized Assignee stops possessing directly or indirectly voting shares representing at least 50 percent plus one share of the capital of the Company; or

                  (ii) the Company stops being one of the three main holders of the common shares of Telecom Italia S.p.A.; or

                  (iii) Pirelli & C. S.p.A. and/or any Authorized Assignee stops possessing directly or indirectly voting common shares representing at least 30 percent of the capital of the Company,

                  except if the change of control consists of or is the result of a merger in which the resulting entity is:

                  (i) the Company following a merger with a company controlled 100% by the Company or any other company (provided Pirelli & C. S.p.A. and/or Edizione Holding S.p.A. and/or any Authorized Assignee own voting shares representing together at least 50 percent plus one share of the capital of the Company) or with any shareholder company of the Company which, on the Stipulation Date, is not a financial institution, or with Telecom Italia S.p.A.; or

                  (ii) any shareholder of the company which, on the Stipulation Date is not a financial institution; or

                  (iii)    Telecom Italia S.p.A.; or

                  (iv) any company controlled by one or several of the persons indicated in points (i), (ii) or (iii) above, together or individual and, in this context, control of a company is understood as possessing voting shares representing more than 50 percent of its capital.

         (b) Immediately after finding out about a change of control the Company must communicate it to the Bank.

         (c) Following receipt of a communication pursuant to Paragraph (b) above, the Bank may request by written communication the prepayment of the Entire Ongoing Drawdowns, together with the interest matured and any other amount owed pursuant to this contract which becomes payable on the date that falls two business dates after the date of receipt of the communication by the Company (or on any subsequent dates specified by the Bank in the communication), and:

                      (A)

                               (1) to the extent that the communication refers to any of the cases indicated in points (i),
                                    (ii), (iii) or (iv) of the previous
                                    Paragraph 7.3(a) (a "Relevant Case"), the
                                    Financing will be completely cancelled
                                    irrevocably and automatically as of the date falling three months after the date of the Relevant Case, to the extent that, on such date, the circumstances indicated in point
                                    (i), (ii) or (iii)

                                    (as the case may be) in Paragraph 7.3(a) above are still in progress; and

                           (2) in all other circumstances, the Financing will be completely and irrevocably cancelled; and

                      (B) All Ongoing Drawdowns together with the interest matured and allother amounts matured in connection with this contract become payable on the date of receipt by the Company of the communication from the Bank (or in any subsequent date specified by the Bank in the communication).

7.4      Mandatory Prepayment for VTL requirements

         (a) From October 5, 2007 to the Final Due Date, on any Calculation Date, the Bank will promptly notify the Company of the prices to be used for the calculation of the Value of the Guarantee in connection with said Calculation Date and the effective VTL on said Calculation Date.

         (b) From October 5, 2007 to the Final Due Date, if on any Calculation Date the VTL is equal to or lower than 105 percent, the Company must communicate, within five Business Days from receipt of the communication referred to in Paragraph 7.4 (a) above, whether it intends:

                  (i) to constitute as guarantee an additional Guarantee in favor of the Bank by signing and perfecting the appropriate guarantee documents in a form and content reasonably satisfactory for the Bank; or

                  (ii) prepay the Total of the Ongoing Drawdowns, in full or in part, in any case in an amount sufficient to assure that the VTL is equal to at least 125 percent on the date of the constitution of the additional Guarantee or the Total of the Ongoing Drawdowns are prepaid in full or in part.

         (c) The amounts reimbursed pursuant to point (ii) Paragraph 7.4(b) above must not be less than Euro 10,000,000.00.

         (d)      The Company must execute the option chosen pursuant to point
                  (ii) Paragraph 7.4(b) above within seven Business Days from the day the option is communicated to the Bank.

         (e)      If the Company:

                  (i) omits to send the communication to the Bank within five Business Days as required in Paragraph 7.4(b) above, or

                  (ii) communicates to the Bank that it does not wish to exercise any of the options in Paragraph 7.4(b); or

                  (iii) having chosen to exercise one of the options in Paragraph 7.4(b), it then omits to execute it within seven Business Days;

         the Company must reimburse immediately and in full the Total Ongoing Drawdowns, together with the matured interest and all other amounts matured hereunder.

7.5      Voluntary Prepayment

         (a) With notice to the Bank of not less than five Business Days (or a shorter period as may be agreed with the Bank), the Company may prepay any Drawdown, in full or in part, at any time.

         (b) The amounts reimbursed pursuant to Paragraph 7.5 (a) above must not be less than Euro 10,000,000.00 (ten million/00).

7.6      Automatic Cancellation

The Financial Commitment of the Bank will be automatically cancelled on the Final Due Date.

7.7      Voluntary Cancellation

         (a) The Company may, with notice to the Bank of no less than five Business Days (or a shorter period as agreed with the Bank), cancel in full or in part the Financial Commitment within the limits of the unused amounts.

         (b) The partial cancellation of the Financial Commitment must be equal to a minimum amount of Euro 10,000,000.00 (ten million).

         (c)      Following the cancellation referred to in Paragraph 7.7 (a),
                  (b) and (c) above, the Financial Commitment will be reduced by an amount corresponding to the portion cancelled.

7.8      Optional Reduction of Collateral

         At any time, if the VTL calculated is at least equal to 130 percent, the Company may at its exclusive discretion request to release part of the Collateral by sending to the Bank a Release Certificate, provided that, following such release, the VTL remains at least equal to 125 percent. The Bank will immediately make the requested release, effective as of the date the Bank takes note of the receipt of the Release Certificate (such taking note must be communicated to the Company within 5 (five) Business Days from receipt of the Release Certificate and must specify that as of the date of said taking note, the Collateral so released are deemed fully available to the Company).

7.9      Optional Additional Collateral

         The Company, at its discretion, may place in guarantee additional Collateral by signing and perfecting the appropriate guarantee documents.

7.10     Involuntary Prepayment and Cancellation

         (a) If the Company has or would have received a request to pay to the Bank:

                  (i)      a Tax Payment; or

                  (ii)     an additional cost as defined in Article 12,

                  pending such obligation, the Company may send communication to the Bank asking to prepay the total ongoing Drawdowns and to cancel the Financial Commitment.

         (b) After the communication in point (i) of Paragraph 7.10(a) above:

                  (i) the Company must reimburse or prepay the Total ongoing Drawdowns on the date specified in Paragraph 7.10(c) below; and

                  (ii) the Bank's Financial Commitment will be cancelled immediately.

         (c) The date of the reimbursement or prepayment will be the following:

                  (i) the last day of the Interest Period for each Drawdown; or

                  (ii) if prior, the date specified by the Company in its communication.

7.11     Renewal of the Granting of the Loans

         Any Drawdown reimbursed by voluntary prepayment may be used again pursuant to this contract.

7.12     Miscellaneous

         (a) Any communication of prepayment and/or cancellation in connection with this contract is irrevocable and must specify the respective date and the respective Drawdown.

         (b) All prepayments related to this contract must be made together with the matured interest on the amount prepaid. No compensation or penalty will be owed for such prepayment, except for the Break Costs. Break Costs are not owed in the event of reimbursement of a Drawdown on the Respective Due Date.

         (c) The Bank may consent to a shorter notice period for a voluntary prepayment or voluntary cancellation.

         (d) No portion of the Financial commitment cancelled pursuant to this contract may be then reinstated.

8.       INTEREST

8.1      Calculation of the Interest

         The interest rate applied to its Drawdown for the respective Drawdown Period will be equal to the annual percentage rate arising from the sum of:

         (a) the applicable Margin (as indicated in Article 8.3 below (Margin); and

         (b)      the applicable EURIBOR.

         The interest will be calculated on the actual number of days included in each Interest Period, based on a year of 365 days.

8.2      Payment of Interest

         Except as otherwise provided in this contract, the Company must pay the interest matured on every Drawdown granted to it on the respective Due Date and, if the Interest Period exceeds 6 (six) months on the dates falling at intervals of 6 (six) months from the first day of the Interest Period.

8.3      Margin

         (a) The Margin for every Drawdown will be determined based on the following table, in reference to the Disbursement Date for such Drawdown:

                  Period
                  ------

                  From the Stipulation Date to October 4, 2007

                  From October 5, 2007 to the Final Due Date

8.4      Late Interest

         (a) In the event of failure to pay punctually and in full the amounts owed for capital, interest or otherwise, at the request of the Bank, the Company must pay late interest on the amounts owed from the due date to the date of the actual payment.

         (b) Late interest will be equal to the interest rate from time to time applicable as if the amount unpaid on the due date constituted a Drawdown during the period of missed reimbursement, plus one hundred basis points per year. For this purpose, the Bank (operating reasonably) may:

                  (i) select successive interest periods ("Late Interest Period") up to 3 (three) months; and

                  (ii) determine the appropriate Rate Fixation Day for such Late Interest Period.

         (c) Regardless of the Paragraph 8.4(b) above, if the amount matured is an amount of capital of a Drawdown and is owed and payable before the last day of its respective Interest Period:

                  (i) the first Late Interest Period of said amount matured will consist of the non-matured portion of such Interest Period; and

                  (ii) the interest rate on the matured amount for the aforementioned first Late Interest Period will be equal to one hundred basis points per year plus the rate payable on that date on the Drawdown in question.

         After the maturity of the first Late Interest Period for said matured amount, the rate on the matured amount will be calculated as indicated in Paragraph 8.4(b) above.

         (d) The interest not paid on a matured amount may not be capitalized with such matured amount at the end of each of its Late Interest Periods, but the matured interest will be immediately payable.

8.5      Notice of Interest Rates

         The Bank must promptly communicate to the Company the establishment of an interest rate in connection with this contract.

8.6      Rate Cap

         In order to avoid doubts, regardless of any other provisions contained herein, if at any time the interest rate indicated as payable in connection with this contract constitutes a violation of Italian usury law, the interest rate payable in connection with this contract will be capped to the maximum amount payable pursuant to Italian usury law.

9.       INTEREST PERIODS

9.1      Selection

         (a)      Each Drawdown has a single Interest Period.

         (b) The Company must choose the Interest Period of a Drawdown in the respective Drawdown Request.

         (c) Each Interest Period of a Drawdown will have a term of one, two, three or six months, or any other period agreed between the Company and the Bank.

         (d) The Company may choose a different term than those indicated in point (c) above in connection with the first Drawdown.

9.2      No Extension after the Final Due Date

         If an Interest Period matures after the Final Due Date, such Interest Period will be abbreviated in order to mature on the Final Due Date.

9.3      Communication of the duration

         The Bank must timely communicate to the Company the duration of every Interest Period and late Interest Period.

10.      ALTERNATIVE RATES

10.1     Lack of communication of a rate by a Reference Bank

         If EURIBOR must be calculated with reference to the Reference Bank, but the Reference Bank fails to communicate a rate by 12:00 noon (Milan time) in a Rate-

         Fixing Day, the applicable EURIBOR will be calculated based on the indications below, based on the rates of the other Reference Banks.

10.2     Market Disruption

         (a) In this Clause, each of the events indicated below constitutes an event of Market Disruption:

                  (i) EURIBOR must be calculated with reference to the Reference Banks but none of them or only one Reference Bank communicates a rate by 12:00 noon (Milan time) on the Rate-Fixing Day; or

                  (ii) on the Rate Fixing Day, the Bank communicates to the Company that the cost to obtain the corresponding deposits in the European interbank market is higher than EURIBOR for the respective Interest Period.

         (b) The Bank must immediately inform the Company in the occurrence of a Market Disruption event.

         (c) After the communication referred to in point (b) above, the interest rate for the Drawdown in question for the respective Interest Period will be equal to the sum:

                  (i)      of the applicable Margin; and

                  (ii) of the rate communicated by the Bank as soon as possible and in all events before the interest concerning such Interest Period becomes payable, which will be equal to the annual percentage rate of the cost incurred by the Bank in order to find funds to finance the Drawdown in the interbank market.

10.3     Alternative Base for the Interest Rate

         (a) In the occurrence of a Market Disruption event, and if the Bank or the Company requests, the Company and the Bank must negotiate for a period not exceeding 30 days in order to agree on an alternative base to determine the interest rate for the Drawdown in question.

         (b)      Any agreed alternative base will be binding for the Parties.

         (c) If during the period referred to in point (a) above no agreement is reached and the Market Disruption event is still ongoing, the Bank (operating reasonably and in good faith) will communicate its cost in order to find funds to finance the Drawdown in question in the interbank market, as described in Article 10.2 for each Interest Period, and the component in the calculation of the interest rate determined pursuant to
                  Article 10.2 (c)(ii) for such Interest Period will be equal to the interest rate so communicated by the Bank.

11.      TAXES

11.1     General

         In this Article 11, Tax Credit means a credit for any Tax or any exemption or pardon or refund of any Tax (or the respective reimbursement).

11.2     Higher Charges

         (a) The Company must make all payments pursuant to this contract without any Tax Withholding, to the exclusion of the case in which a Tax Withholding is required by law.

         (b) If the Company knows that it must make a Tax Withholding (or of the existence of a change in rate or base of calculation of a Tax Withholding), it must inform the Bank in a timely fashion.

         (c) If the law requires a Tax Withholding to be made by the Company or by the Bank, the amount of the payment owed by the Company - to the extent that it is owed to the Bank - will be recalculated so that the amount actually paid, net of the tax withholding, is equal to the sum the Bank would have received in payment had the Tax Withholding not been made.

         (d) If the Company must make a Tax Withholding, such Tax Withholding must be the lowest allowed by law or by the treaty against double taxation applicable, and the Company must make any payment required in connection with the aforementioned Tax Withholding by the deadline required by law.

         (e) The Bank must provide all documents requested and collaborate with the Company in order to complete any applicable procedural formality necessary to the Company in order to make the payments without Tax Deductions or with the minimum Tax Withholding allowed by law or by the applicable treaty against double taxation.

11.3     Tax Refunds

         (a) Except as indicated below, the Company will reimburse to the Bank an amount equal to the reasonable cost proven by the Bank by sending the respective documentation incurred by it in connection with any Tax related to this contract, provided the Bank and the Bank's Disbursing Branch are and will be tax residents in Italy.

         (b) If the Bank intends to file a request for refund in connection with point (a) above, it must inform the Company immediately and in any case within one month from the time it becomes aware of the respective cost. The Bank will not have right to payment of any amount pursuant to point (a) above for a period prior to the date falling one month before the date the Bank communicated the cost to the Company.

11.4     Tax Credit

         Whenever the Company makes a Tax Payment and the Bank, operating reasonably and in good faith, establishes that a Tax Credit is imputable directly or indirectly on said Payment and, in the event that the bank benefited from such Tax Credit, the Bank must pay to the Company an amount which in its opinion, operating reasonably and in good faith, will leave it (after such payment) in the same tax position in which it would have been had the Company not made the aforementioned Tax Payment. When the Bank would have used a Tax Credit to offset a tax owed, it must provide to the Company the details of its calculation of the Tax Credit recovered pursuant to Article 13.2 (Management of the Activity of the Bank).

11.5     Tax Stamps

         The Company must pay and reimburse to the Bank all expenses for tax stamp, registrations or other similar taxes (including in order to avoid any doubt, the Replacement Tax) owed in connection with the subscription, performance or forced performance of this contract, to the exclusion of any Tax owed in connection with the Value Added Tax

         (a) Any amount owed by the Company pursuant to this contract is understood net of any value applicable or other similar Tax owed in connection with said amount. If a Tax were applicable, the Company must pay to the Bank (in addition to and at the same time with the payment of said amount) a sum equal to the sum of the Tax.

         (b) If the Company must reimburse pursuant to this Contract any costs or expenses to the Bank, the Company must also reimburse to the Bank any value added tax paid by the Bank in connection with such costs and expenses, but only to the extent that the Bank is not entitled by law or regulation to a credit or reimbursement of such Tax from the appropriate tax authority.

12.      INCREASED COSTS

12.1     Increased Costs

         In case of modifications made in the tax system of the funds of the Bank, or should the current treatment of interbank deposits be changed from the viewpoint of the reserve obligations and/or their tax system, with a clear and direct increase in cost for the Bank, the Bank will have the right to request compensation from the Company. In this case, the Bank will fax the Company, within thirty days from the time it becomes aware, the new rate conditions at which it is possible to continue the financing, providing a certificate containing reasonable detailed proof of the determination of the amount to be compensated and the Company, within thirty days from said notice, must send the Bank its own notice of agreement with the new conditions or opt out from this contract, in the latter case being obligated to prepay the financing, without penalty or interruption costs, at the end of the aforementioned term of thirty days from the notice of the Bank. If the aforementioned term of thirty days falls after the end of the interest period in which the notice of the Bank was sent, the valid rate at the time of the notice will be adopted until the day of reimbursement.

         Whenever the Company does not answer the notice of the Bank, the determination of the new rate applicable to the financing will be deemed finally accepted and therefore the financing will continue under the new rate conditions communicated by the Bank.

12.2     Exceptions

         The Company need not make any payment concerning an additional cost as defined in Article 12.1 above to the extent that the latter (i) is offset pursuant to another Article hereof or would be offset had it not constituted an exception to said Article; or (ii) it was communicated by the Bank more than 3 (three) months after the date the Bank became aware thereof.

13.      MITIGATION

13.1     Mitigation

         (a) The Bank, after consulting the Company, must adopt reasonable measures to mitigate any circumstance that occurs and which has or may have the consequence that:

                  (i) the Company must pay to the Bank a Tax Payment or an Additional Cost;

                  (ii) the Bank may exercise a prepayment and/or cancellation right pursuant to this contract due to illegal operation; or

                  (iii) the Bank must incur a cost in order to respect the minimum reserve requirements of the Central European Bank;

                  (iv) it becomes illegal for the Company to perform any of its obligations hereunder, including the assignment of its rights and obligations arising from this contract to a Subsidiary or the change of its Disbursement Branch.

         (b) The above Paragraph 13.1(a) does not limit in any manner the obligations of the Company hereunder.

         (c) The Company must reimburse to the Bank all costs and expenses reasonably incurred by the Bank as a consequence of any measure adopted pursuant to this Article 13.1.

         (d)      The Bank is not obligated to take any measure pursuant to this
                  Article 13.1 if, in its judgment, it would cause damage to itself by do doing.

13.2     Management of the Activity of the Bank

         No provision hereof will interfere with the right of the Bank to manage its own affairs (tax related or otherwise) in the manner it deems appropriate.

14.      PAYMENTS

14.1     Payments

         (a) All payments that must be made pursuant to this contract must be made in Euro.

         (b) In partial derogation to Paragraph 14.1(a) above, the payments of taxes, fees, costs and expenses must be made in the currency in which they were incurred.

14.2     Offset prohibition

         All payments made by the Company hereunder must be made without any deduction or reduction by offset, except as indicated in clause 12(b).

14.3     Business Days

         (a) If a payment pursuant to this contract matures on a date that is not a Business Day, the due date of such payment will be the immediately following Business Day.

         (b) In the event of any extension of the due date of the payment of any amount of capital hereunder, the interest rate applicable to said amount of capital will be equal to the interest rate valid on the original due date.

14.4     Partial Payments

         If the Bank receives a payment whose amount is lower than the amounts owed on that date pursuant to the contract, regardless of any objection indicated by the Company, the aforementioned partial payment will be applied as follows:

                  (i) first of all, to the amounts owed to the Bank and payable as fees, expense reimbursement, cost pursuant to this contract;

                  (ii) secondly, to the amounts owed to the Bank and payable for interest and commissions pursuant to this contract;

                  (iii) thirdly, to the amounts owed to the Bank and payable as reimbursement of capital pursuant to this contract; and

                  (iv) fourthly, to the amounts owed to the Bank and payable for other reasons pursuant to this contract.

14.5     Payment due date

         If this contract does not indicate the due date of a certain payment, such payment must be made within twenty Business Days from the respective written request of the Bank.

15.      REPRESENTATIONS

15.1     Representations

         The representations in this Article 15 are made by the Company in favor of the Bank.

15.2     Legal status

         The Company is a joint-stock company, validly incorporated and existing pursuant to Italian law.

15.3     Validity and enforceability

         Except for any general principle of law that limits the obligations of the Company as indicated in any legal opinion required hereunder, this contract is a source of valid, binding obligations for the Company.

15.4     Absence of conflicts

         The execution of this contract and the performance of the obligations assumed thereunder as well as the operations contemplated therein are not in conflict with:

         (a)      the laws and regulations applicable to the Company;

         (b)      the articles of incorporation and bylaws of the Company.

15.5     Absence of Events of Default

         No substantial Event of Default is outstanding and no Event of Default will occur as a consequence of the granting of the Drawdown.

15.6     Disputes

         There are no pending proceedings in courts, arbitration proceedings or administrative actions which, should they have an unfavorable outcome, would have a Material Adverse Effect.

15.7     Absence of Bankruptcy Proceedings

         (a) The Company is capable of honoring its payment obligations on the respective due date and is not insolvent;

         (b) No petition has been filed to submit the Company to bankruptcy proceedings, except if such petition is frivolous or contested in good faith and in all events dismissed within 60 days;

         (c) The Company is not in liquidation and has not petitioned the Court or called a shareholders meeting to decide the dissolution of the Company (except, in any of the aforementioned cases, if related to or for the purposes of a Demerger, merger or reorganization permitted pursuant to this contract);

15.8     Renewal of the representations

         (a) The representations in this Article 15 are made by the Company as of the date of this Contract.

         (b) Except for Article 15.4 (Absence of Conflicts), any representation will be considered repeated by the Company on the date of any Drawdown Request and the first day of every Interest Period, in reference to the circumstances existing at the time.

16.      INFORMATION COVENANTS

16.1     Financial Statements

         (a) The Company must deliver to the Bank its certified annual balance sheet concerning each fiscal year ending after the execution date of this contract.

         (b) All balance sheets must be delivered as soon as they become public.

         (c) Except as otherwise indicated in this contract, any balance sheet provided by the Company pursuant to this Article 16.1, must be prepared according to GAAP. If the GAAP used by the Company at December 31, 2004 are modified at any time so as to have a relevant impact on the calculation of the commitments indicated in Article 17 (Financial covenants), then;

                  (i) the Company must immediately communicate such modification to the Bank;

                  (ii) the Company and the Bank will discuss in good faith for a period not exceeding 30 days the consequences of such change on the calculation of such commitments in Clause 17 (Financial covenants) in order to agree on the necessary amendments to this contract in order to place the Company and the Bank in the same position in which they would have been in the absence of the modification of the GAAP. Any agreement between the Company and the Bank according to this article will be binding between them. If no agreement is reached as to the necessary amendments of this contract, the Company must provide together with every annual balance sheet, a declaration of reconciliation sufficiently and reasonably detailed in order to allow verifying the commitments in
                           Article 17 (Financial covenants) based on the GAAP prevailing at the time.

16.2     Compliance Certificate

         (a) The Company must provide to the Bank a Compliance Certificate twice a year (on or prior to October 31 every year and within 30 calendar days from the time the certified annual balance sheet becomes public in its final form) indicating in reasonable detail the calculation made in order to comply with
                  Article 17 (Financial covenants) on the date the balance sheet was prepared.

         (b) The Certificates of Conformity must be signed by an Authorized Representative.

16.3     Notice of Events of Default

         The Company will timely inform the Bank of the occurrence of a Substantial Event of Default and the time it becomes aware thereof.

16.4     Requisites for customer identification

         (a)      If:

                  (i) the enactment or modification of any law or regulation (or its prevailing interpretation or application) occurring after the stipulation date; or

                  (ii) any change in the status of the Company after the date of this contract;

         obligates the Bank to respect the requisites for customer identification or a similar identification procedure, in the event that the necessary information are not already available, the Company must promptly at the request of the Bank provide or cause to be provided, the documentation and other proof that is not prohibited by the law or regulations, as reasonably requested by the Bank, so that the Bank may carry out and be satisfied of having respected all the necessary controls concerning customer identification requisites or other similar controls in connection with all applicable laws and regulations concerning the operations set forth herein.

17.      FINANCIAL COVENANTS

17.1     Interpretation

         (a) Except as otherwise set forth in this contract, an accounting term used in this Article 17 must be interpreted according to the principles applied in connection with the Original Balance Sheets.

         (b) No item may be debited or deducted more than once in any calculation related hereto.

17.2     Net Financial Position

         The Net Financial Position of the Company must not be negative (i.e. with a debit balance) in an amount in an excess of Euro
         6,000,000,000.00 (six billion) (measured on the annual sheet at June 30 and December 31 each year).

18.      GENERAL COMMITMENTS

18.1     General

         (a) The Company accepts to be bound by the commitments concerning it in this Article.

18.2     Mergers

         The Company may not engage in any merger or demerger operation without obtaining prior written consent from the Bank (which must not be unreasonably held) with the exception of:

         (a) mergers with any person in which the Company owns, directly or indirectly, shares (as sole partner or together with other partners), and any person who owns directly or indirectly shares (as sole partner or together with other partners) of the Company;

         (b)

                  (i) a merger by incorporation between the Company and a company owned 100 percent by the Company and to which a percentage of the assets and liabilities of Holinvest was previously transferred by partial demerger or, direct transfer to the Company or (ii) taking over by the latter of assets and liabilities of said company; and

         (c)      Demerger.

19.      EVENTS OF DEFAULT

19.1     Cases of Cancellation and Cases of Withdrawal

         The cases indicated in Articles 19.2, 19.3, 19.4, 19.10, 19.12 below constitute Cases of Cancellation. The cases indicated in Articles 19.5, 19.6, 19.7, 19.8, 19.9, 19.11 below constitute Cases of Withdrawal (Cases of Cancellation and Cases of Withdrawal together referred to as "Events of Default").

19.2     Non-payment

         The Company does not pay on the due date any amount it must pay in connection with this contract according to the modalities required by said documents, except (with the exclusion of the case of missed payment under Article 7.4), the missed payment is made within 5 (five) Business Days from the respective due date or (in the event of a missed payment under Article 7.4), the missed payment is due to a technical or administrative error and the missed payment is made within 3 (three) Business Days from the respective due date.

19.3     Breach of other obligations

         The Company does not respect any other obligation hereunder unless the violation:

         (a)      can be remedied; and

         (b) is remedied within twenty days from the notice of non-conformity sent by the Bank to the Company.

19.4     Misrepresentation

         A representation made or renewed by the Company in reference to this contract or any Drawdown request is not correct, in a relevant manner, when made or when it is deemed renewed, unless the circumstances that caused it to be incorrect can be remedied and:

         (a)      can be remedied; and

         (b) is remedied within twenty days from the notice relative to the incorrect representation sent by the Bank to the Company.

19.5     Cross Default

         One of the following cases occurs in connection with the Company:

         (a) any Financial Debt not paid on the due date (after the term of any period of grace applicable and any period of grace granted pursuant to the contract in connection with said Financial
                  Debt);

         (b)      any Financial Debt:

                  (i)      becomes prematurely owed and payable; or

                  (ii)     is declared payable,

                  in any of the aforementioned cases as the result of a case of cancellation or withdrawal (as defined in the respective contracts concerning the Financial Debt in question);

         unless the total amount of the Financial Debt falling under all or one of the aforementioned Sub-paragraphs 15.1(a) or 15.1(b) is lower than 30,000,000 Euro or the respective equivalent amount.

19.6     Insolvency

         Occurrence of one of the following cases in connection with the
         Company:

         (a) the Company is unable to pay regularly its debts on the due date or is insolvent;

         (b) the Company admits its incapacity to pay its debts on the due date;

         (c) the Company suspends in general the payment of its debts except if (i) the payment obligation is contested in good faith and (ii) the suspension is not due to financial difficulties;

         (d) following actual financial difficulties, the Company starts negotiations with its creditors to restructure its debt; or

         (e)      the state of insolvency is declared.

19.7     Insolvency proceedings

         (a) except as indicated below, occurrence of one of the following cases concerning the Company:

                  (i) a shareholders meeting of the Company is called in order to decide on filing a petition to the Court for liquidation or opening of bankruptcy proceedings or a decision of this type is made by the shareholders meeting of the Company (except in any of these cases, if related or for the purposes of a merger, demerger or reorganization permitted in connection with the Contract or Guarantee Contracts);

                  (ii) a third party files a petition for its liquidation or admission to bankruptcy proceedings (with the exception, in any of the aforementioned cases, if related or for the purposes of a merger, demerger or reorganization allowed in connection with this contract), except if the petition is frivolous and vexatious and contested in good faith and, in any case, is dismissed within 60 days;

                  (iii)    its liquidation or bankruptcy is ordered;

         (b) Paragraph 19.7(a) does not apply to a petition for bankruptcy filed by a creditor which is contested in good faith and with the diligence of a good businessman and is abandoned or dismissed within 60 days.

19.8     Creditors' process

         Any pledge, attachment or execution proceedings are carried out on one or several assets of the company with an accumulated value of at least 50,000,000 Euro and is not contested in good faith and, in any case, the respective proceeding is not abandoned within 60 days.

19.9     Failure to comply with a final judgement

         The Company omits to comply or pay any amount owed by it pursuant to any final execution sentence or any final execution order issued or rendered by any Court of jurisdiction, in any of these cases in an aggregate amount liable to cause a Material Adverse Effect.

19.10    Noncompliance with the obligations in Clause 7.4

         The Company does not make the payment described in Clause 7.4

19.11    Guarantee

         The Guarantee Contracts are invalid or stop being enforceable and the Security Interests are not first guarantee, except for the privileges imposed by law and except if such Security Interests are released pursuant to this contract.

19.12    October 5, 2007

         On October 5, 2007 the Company will cause the VTL calculated in reference with the first calculation date preceding such date to be equal to or higher than 125 percent.

19.13 Effects related to the occurrence of a Case of Cancellation or Case of Withdrawal

         (a) Each of the Cases of Cancellation constitutes a cause for cancellation of this contract pursuant to article 1456 of the Civil Code.

         (b) In the occurrence of a Case of Cancellation, this contract will be deemed cancelled as of the time the Bank communicates to the Company the intent of the Bank to use the cancellation clause in Paragraph 19.3(a) above.

         (c) It is established, however, that the Case of Cancellation will be deemed non-occurred in the event that the Case of Cancellation is remedied before the aforementioned cancellation notice is sent by the Bank.

         (d) Each Case of Withdrawal constitutes a cause entitling the Bank to withdraw from this contract pursuant to article 1373 of the Civil Code.

         (e) The Bank's withdrawal from this contract will be efficient only following a notice sent by the Bank to the Company concerning its intent to use the right in Paragraph 19.13(d) above.

         (f) When the Company receives the notice by which the Bank declares the intent to withdraw from this contract pursuant to this Paragraph, the Bank will no longer be obligated to make the financing available.

         (g)      The Bank:

                  (i) in the occurrence of one of the cases in article 1186 of the Civil Code; as well as

                  (ii) (ii) it used the right to cancel this contract under Paragraph 19.13(b) above; as well as

                  (iii) (iii) whenever it uses the right to withdraw from this contract under Paragraph 19.13(c) above; will have the right, at the same time with the automatic cancellation notice, the warning to comply or the notice of withdrawal or subsequently, to use one or several of the following rights:

                           (A) to declare that any amount owed by the Company under this contract is payable as of that time, with the consequence that the Company must reimburse any such amount after receipt of a subsequent notice from the Bank requesting the reimbursement of any such amount or part thereof, within the term, including immediately, specified in the notice;

                           (B) to declare that the Company has forfeited the benefit of term, without court decision, in connection with the payment of any amount owed by the Company hereunder, in which event the Company will be obligated to reimburse immediately any amount of the financing that was disbursed and not yet reimbursed, together with any interest matured and any other amount owed for any reason;

                           (C)    to execute the Guarantee Contracts.

                  Any notice sent pursuant to this clause will become enforceable according to its terms.

20.      PROOF AND CALCULATIONS

20.1     Accounting Documents

         The accounting documents held by the Bank in connection with this contract constitute, in the absence of material error, proof of the issues to which they refer for the purposes of any dispute or arbitration proceeding.

20.2     Certificates and determinations

         Any certificate or determination of a Bank concerning a rate or an amount in connection with this contract will be made in good faith and the base of such rate or amount will be indicated in reasonable detail and, in the absence of material error, will constitute proof of the issues to which they refer.

20.3     Calculations

         Any interest or fee matured in connection with this contract matures from day to day and is calculated based on the actual number of days lapsed and a year of 365 days.

21.      COMMISSIONS

21.1     Subscription commissions

         On the Closing Date, the Company must pay to the Bank a subscription commission of 0.95 percent on the Maximum Amount.

21.2     Commitment commission

         The Company must pay to the Bank a commitment commission of 0.1875 percent per annum on the amount not used and not canceled of the Maximum Amount.

         The commitment commission must be paid to the Bank quarterly at the end of every quarter and will be calculated from the Closing Date.

22.      INDEMNITIES AND BREAK COSTS

22.1     Indemnities

         (a) The Company will compensate the Bank in connection with any cost incurred by the Bank as a direct consequence of:

                  (i)      occurrence of any Event of Default;

                  (ii) any omission of the Company to pay any amount owed in connection with this contract on the Due Date;

                  (iii) (to the exclusion of cases of gross negligence or default of the Bank) absence of disbursement of a Drawdown after the delivery of the respective Drawdown Request; and

                  (iv) absence of prepayment of a Drawdown (or part of a Drawdown) pursuant to this contract.

                  In any of the aforementioned cases, the responsibility of the Company includes the direct costs related to the funds collected or used to finance amounts payable in connection with this contract or any Drawdown.

         (b) The Company will compensate the Bank for any cost incurred by the Bank as a direct consequence of having acted following any communication sent by the Company to the Bank, which the Bank reasonably thought to be genuine, correct and duly authorized.

22.2     Break Costs

         (a) The Company must pay to the Bank the Break Costs in the event of prepayment of a Drawdown on a date other than the last date of the Interest Period applicable to such Drawdown.

         (b) The Break Costs are the possible amounts determined in good faith by the Bank equal to the difference (if positive) between:

                  (i) interest (not including Margin) which the Bank would have received for the period from the total or partial reimbursement date of the Drawdown to the last day of the Interest Period applicable to such Drawdown, if the capital amount or the amount matured and received were paid on the last day of such Interest Period; and

                  (ii) by placing an amount equal to that received as deposit with a prime bank in the European interbank market for a period starting from the date of receipt and ending on the last day of the applicable Interest Period.

23.      HEDGING

         The Company undertakes, whenever it decides its own exclusive discretion, to carry out a hedging operation against the interest rate risk arising directly from this contract, to enable the Bank to replicate the contractual conditions and the pricing obtained from market counterpart, sending to the Bank written notice containing the main characteristics of the operation proposed. If the Bank is able to replicate exactly these conditions, it must issue a written notice to the Company no later than 5 Business Days after receipt of the communication of the Company. In this case, the Company and the Bank will undertake in good faith to enter into the agreement within the next 2 Business Days. Otherwise, the Company will have no obligation towards the Bank for the purposes of this Article 23.

24.      COSTS AND EXPENSES

         The Company and the Bank must pay, each in its own portion, the costs and expenses (including legal fees) incurred by each of them in connection with any modification, waiver or agreement that becomes necessary in connection with this contract and the Guarantee Contract after the Stipulation Date.

         The Company will not be entitled to receive anything from the Bank for the expenses related to the preparation of this contract and the Guarantee Contracts until the Stipulation Date. It is understood that notary expenses for the stipulation of this contract and of the Guarantee Contracts will be paid by the Company.

         Any costs or expense incurred jointly by both parties will be equally distributed between them.

25.      AMENDMENTS AND WAIVERS

25.1     Procedure

         Except as otherwise set forth in this Article 25, any term of this contract or of the Guarantee Contracts may be amended or waived with the agreement of the Company and Bank.

25.2     Waivers and accumulative remedies

         The rights of the Bank in connection with this contract:

         (a)      may be exercised according to the necessary frequency;

         (b)      are accumulable and added to any other right granted by law;
                  and

         (c)      may be waived only in writing.

         A delay in the exercise or failure to exercise any right does not constitute a waiver of such right.

26.      TRANSFERS AND ASSIGNMENTS

26.1     Transfers and assignments by the Company

The Company may not assign or transfer any of its rights or obligations hereunder or under the Guarantee Contracts without prior approval from the Bank.

26.2     Assignments and transfers by the Bank

         (a) After notifying the Company, the Bank (hereinafter the "Existing Bank") may, under the conditions and terms described in this Article 26.2, at any time assign or transfer (including by message that imply a novation of the relation) in full or in part, its rights and obligations hereunder and under the Guarantee Contracts only to another Bank controlled by the Bank, residing for tax purposes in Italy (the "New Bank").

         (b) Transfers or assignments are not permitted by the Existing Bank or the New Bank in favor of subjects which are not controlled by the Bank.

         (c) Whenever (i) the Bank assigns or transfers any of its rights and its obligations hereunder or changes its disbursement Branch and (ii) following circumstances already existing on the date of the assignment, transfer or modification, the Company finds that it must make a Tax Payment or additional cost (as defined in Article 12), then the Company will be obligated to pay such Tax Payment or additional cost only in the portion equal to the amount it should have paid in the absence of any assignment, transfer or modification, except if such assignment, transfer or modification was made by the Bank in order to mitigate, with prior written approval of the Company, events that may have given rise to such Tax Payment or additional cost or a right to prepayment and/or cancellation of the available funds, for reasons of violation of the law.

27.      LENDER'S OBLIGATION

27.1 In derogation to the above provisions of Article 26.1 it is understood that, in the event of Demerger, Hopa or one of its related companies or a vehicle company constituted ad hoc ("Coverage Company") may take over part or all the debt of the Company pursuant to this contract (the "Transferred Debt") and become the assignee of part of the Collateral as agreed between the partners of the Company under the Shareholders Agreements at the time of the Demerger.

27.2 Taking over the Transferred Debt by the Coverage Company will assume the form of a releasing coverage agreement pursuant to article 1273 of the Civil Code ("Releasing Coverage Agreement") and will be enforceable against the Bank as soon as the Company communicates to the Bank the Demerger, the amount of the transferred debt and the amount of the Collateral for which the release is requested pursuant to point (c) in Paragraph 27.1 below and/or at the time the transfer to Hopa is communicated pursuant to Article 27.1 above.

27.3 As a consequence of the Release Coverage Agreement in Article 27.2 above:

         (a) the Company will be released from any and all obligations concerning the reimbursement of the Transferred Debt by the Coverage Company;

         (b) The commitment to Finance of the Bank and the Maximum Amount hereunder will be reduced by an amount equal to the amount of the Transferred Debt;

         (c) The Company will have the right to obtain from the Bank the release from an amount of Collateral for which the VTL existing on the day after the communication of the Release Coverage Agreement is communicated to the Bank not lower than the VTL existing on the day before the execution of the Release Coverage Agreement.

27.4 It is understood that the Coverage Company must reimburse the transferred debt under the same terms and conditions as the Company hereunder.

28.      CONFIDENTIALITY

28.1 The Bank must maintain confidential any information given to it by or on behalf of the Company for the purposes of or in connection with this contract or the Guarantee Contracts, including information provided before the Stipulation Date in connection with the availability of the Financing. However, the Bank will have the right to disclose any information:

         (a) which is accessible to the public provided it is not the result of a violation of this Article 28 by the Bank;

         (b) given in connection with any legal or arbitration proceeding filed against the Company;

         (c) if, and to the extent that, it is forced by law or regulation or by an order of judicial authorities;

         (d) governance, banking, task or other authorities, when requested and necessary;

         (e) to its own professional consultants for the purposes hereof and only when such consultants are bound by a confidentiality agreement and know that the information given to them is confidential;

         (f)      within the limits set forth in Article 28.2 below; or

         (g)      with the approval of the Company.

28.2 The Bank may transmit to one of its Subsidiaries to which it has already transferred or intends to transfer part of its participation in this contract pursuant to Article 26.2 above, a copy of this contract, of the Guarantee Contracts and any other information obtained by the Bank from or in connection to this contract and the Guarantee Contracts, only if such Subsidiary promises to keep such documentation and information confidential, and not to disclose it other than expressly set forth in this Article 28.

29.      SEVERABILITY

         If any provision of this contract is or becomes contrary to principles of law or null and not actionable, it will not influence in any manner the validity or applicability of any other provision hereof.

30.      COMMUNICATIONS

30.1     Written communications

         (a) Any communication concerning this contract or the Guarantee Contracts must be made in writing and, unless otherwise indicated, may be delivered in person or mailed or sent by fax, email or any other electronic communication system previously approved by the Bank and the Company, to the address and to the attention of the persons indicated below, respectively, for the Company and for the Bank.

         (b) for the purposes of the Contract and of the Guarantee Contracts, an electronic communication will be considered a written communication.

30.2     Addressees of the Communications

         (a)      For the Company:

                  Olimpia S.p.A.
                  Address: Viale Sarca, 222
                  I-20126 Milan
                  Fax: +39 02 6442 2461
                  E-mail: silvia.gironi@pirelli.com
                  Attention: Dr. Silvia Gironi

         (b)      For the Bank:

                  Monte dei Paschi di Siena S.p.A. - Siena Office
                  Address: Piazza Salimbeni, 3
                  I - Siena

                  Fax:  +39 0577/296292
                  E-mail: daniele.bastianelli@banca.mps.it
                  Attention:Dir. Manfriani / Bastianelli

         (c) Either Party may change the contacts for the aforementioned communications by notifying the other party of the new ones with notice of at least five Business Days.

         (d) If a Party indicates a certain department or employee to receive a communication, such communication will not be valid if it does not bear express indication of said department or employee to which it must be sent.

30.3     Validity

         (a) Except as indicated below, any communication sent in connection with this Contract or the Guarantee Contracts will be deemed received:

                  (i) If delivered in person to the addressee at the time of delivery;

                  (ii) If sent by registered mail with acknowledgment of receipt, when it is received by the addressee, as indicated in the acknowledgment of receipt;

                  (iii) If sent by fax, e-mail or any other type of electronic communication, when received by the addressee in legible form.

         (b) a communication received as indicated in article 30.2 above, but received on a holiday or after work hours, will be deemed received by the addressee only on the following business day.

31.      LANGUAGE

         Any communication hereunder must be in Italian.

32.      GOVERNING LAW

         This contract is governed by, and must be interpreted according to Italian law.

33.      CHOICE OF JURISDICTION

Except in the events of mandatory competence pursuant to the law, the Court of Milan will have exclusive competence to take cognizance of any dispute between the parties arising from this contract (including any dispute as to its existence, validity or cancellation).

THIS CONTRACT was stipulated on the date first indicated in this contract.

           [signature]                                  [signature]

         Olimpia S.p.A.                  Banca Monte dei Paschi di Siena S.p.A.

                                  LEGALIZATION

I, the undersigned, notary public in Basel (Switzerland) certify as authentic the above signatures affixed today in my presence, of

- Bernard Huppert, born August 30, 1952 in Rentrisch (Germany) a French citizen, domiciled and residing in Reinach (Basel-Campagna, Switzerland), personally known to me;

-Piero Manfriani, born March 9, 1951 in Portoferraio (Italy), domiciled and residing there, an Italian citizen, who identifies himself with his Italian identity card No. 6540405.

Basel, the 28th (twenty-eighth) day of June 2005 (two thousand five)

[signature]

Notary

Leg. Prot. No. 42/2005

----------------------

                                   ADDENDUM A

                        CONDITIONS PRECEDENT - DOCUMENTS

Company

1. A copy of the articles of incorporation and current bylaws of the Company.

2.        A copy of the decision of the Company's Board of Directors, which:

         (a) approves the terms and conditions of this contract and the Guarantee Contracts to which it is a party, and the execution thereof;

         (b) authorizes one or several persons to sign in its name and on its behalf this contract and the Guarantee Contracts to which it is a party; and

         (c) authorizes one or several persons to sign and deliver in its name and on its behalf, all documents and notifications (including any Drawdown Request) which the Company must sign and deliver pursuant to this contract and the Guarantee Contracts to which it is a party.

3. A sample of the signature of each person authorized by the Company to sign this contract and the Guarantee Contracts to which it is a party or to sign and deliver any document or notification pursuant to this contract and the Guarantee Contracts to which it is a party.

Guarantee Contracts

1. Proof that the original Guarantee Contracts listed in Addendum D (Guarantee Contracts), point (a), will be duly signed at the time of the first Drawdown.

                                   ADDENDUM B

                            MODEL OF DRAWDOWN REQUEST

To:      Monte dei Paschi di Siena S.p.A.

From:    Olimpia S.p.A.

Date:    __________________

OLIMPIA S.p.A. Financing Contract for Euro 600,000,000 stipulated on [ ] (the "Contract")

1. We are referring to the Contract. This constitutes a Drawdown Request. The terms defined in the Contract will have the same meaning in this Drawdown Request when used in initial capital letter, except when otherwise established or specified or when otherwise requested by the context.

2. We are hereby asking you to disburse a Drawdown under the following conditions:

   (a)      Disbursement date

   (b)      Amount of the Drawdown

   (c)      Interest Period

3. The Drawdown must be credited on the Disbursement Date

4. We confirm by signing this letter, that all conditions precedent applicable to the contract that must be met as of the date of this Drawdown Request have been met.

5. This Drawdown Request is irrevocable.

                                   ADDENDUM C

                         MODEL OF COMPLIANCE CERTIFICATE

To:      Monte dei Paschi di Siena S.p.A.

From:    Olimpia S.p.A.

Date:    __________________

OLIMPIA S.p.A. Financing Contract for Euro 600,000,000 stipulated on [ ] (the "Contract")

1. We are referring to the Contract. This constitutes a Compliance Certificate. The terms defined in the Contract will have the same meaning in this Compliance Certificate when used in initial capital letter, except when otherwise established or specified or when otherwise requested by the context.

2. We hereby confirm that as of the date of [ ] [date of the balance sheet delivered together with this Compliance Certificate] the net financial position is [ ].

3. The figures indicated in paragraph 2 above have been calculated as follows:

         [ ]

Olimpia S.p.A.

                                   ADDENDUM D

                               GUARANTEE CONTRACTS

1. First Pledge on TI Shares, TI Convertible Bonds and/or Warrants in favor of the Bank.

2. First Pledge on any additional Guarantee in favor of the Bank.

                                   ADDENDUM E

                            MODEL RELEASE CERTIFICATE

From:    Olimpia S.p.A

To:      Monte dei Paschi di Siena S.P.A.

[Date]

Subject: request for release of Guarantee

Dear Sir,

1 We are referring to the financing contract of Euro 600,000,000 executed on [?], as amended and completed from time to time (the "Contract"), under which you made available to Olimpia S.p.A. a "revolving" credit line of 600 million. The terms defined in the Contract will have the same meaning in this instrument when used in initial capital letter except when otherwise established or specified or whenever the context requires otherwise.

2        We hereby confirm that:

         (i) The VTL (calculated pursuant to Article 7.8 of the Contract as of the date immediately preceding the date hereof) is equal to or greater than 130 percent;

         (ii)  There is no pending Event of Default;

         (iii) all representations to be renewed are true in all relevant aspects as of the date hereof.

3        We hereby request that an amount equal to [?]
         [shares/warrants/convertible bonds] of Telecom Italy S.p.A. be released from the pledge constituted pursuant to the contract executed on [?], so that the VTL (pursuant to Article 7.8 of the Contract) after such release will be equal to 125 percent.

Kindly acknowledge receipt of this letter.

Faithfully yours


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Olimpia S.p.A.